WAIVER UNDER $341,205 CONVERTIBLE NOTE DATED APRIL 19, 2022

This Waiver is being issued by GS Capital Partners, LLC, a Nevada Limited Liability Company ("Creditor") to FOMO Worldwide, Inc, a California corporation ("Company") on May 30, 2023. The Creditor and the Company are collectively referred to as the "Parties".

WHEREAS, the Company issued the Creditor that certain $341,205 convertible note on April 19, 2022 (the "Note"); and

WHEREAS, the Note matured on April 19, 2023; and

WHEREAS, based on the term of the Note, default amount damages have accrued; and

WHEREAS, the Creditor desires to any default interest or damages that have accrued on the Note (due to failure of the Company to pay the Note at maturity) beginning April 19, 2022 and ending May 30, 203.

NOW THEREFORE, in consideration of the mutual promises and undertakings set forth herein, the parties hereby agree as follows:

1. Waiver of Default Interest and other Damages. The Creditor hereby waives any right to default interest or other damages under the Note for the period of time commencing April 19, 2023, and ending May 30, 2023. Such waiver is limited in scope to damages, default interest etc. resulting from the failure of the Company to repay the Note at maturity (April 19, 2023)

.

2. Further Assurances. The Parties hereby agree to execute and deliver from time to time, all further documents or instruments and to take all further reasonable actions to effectuate the intent of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

FOMO WORLDWIDE, INC.

By: ______________________________
Name: Vikram Grover
Title: Chief Executive Officer

GS CAPITAL PARNERS, LLC

By: ______________________________
Name: Gabe Sayegh
Title: Manager